EXHIBIT 99.1

Stewardship Financial Corporation Reports

Earnings for Third Quarter of 2015

Midland Park, NJ, November 5, 2015 – Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, reported net income for the three and nine months ended September 30, 2015, of $1.0 million and $3.1 million, respectively, compared to net income of $552,000 and $1.8 million for the equivalent three and nine month periods in 2014. After dividends on preferred stock, net income available to common shareholders for the current three month period was $886,000, or $0.15 per share, compared to $382,000, or $0.06 per share, for the three months ended September 30, 2014. For the first nine months of 2015, net income available to common shareholders was $2,683,000, or $0.44 per share, compared to $1,272,000, or $0.21 per share, during the same period in 2014.

“We are pleased to continue to report improving results. The stabilization of our asset quality and steady loan growth remain our focus and have contributed to our progress,” said Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation,

Balance Sheet / Financial Condition

Total assets at September 30, 2015 were $707.6 million – an increase when compared to with total assets of $693.6 million at December 31, 2014. For the first nine months of 2015, a $40.8 million net increase in gross loans receivable was the result of new loan originations, partially offset by normal principal amortization and payoffs. On an annualized basis, such loan growth equates to 11.4%. Partially offsetting the loan growth was the previously reported sale of approximately $27.8 million of available for sale securities with higher price volatility. Such sales were conducted to provide a portion of the funding for the loan growth, reflecting an intentional shift to higher yielding assets.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 5, 2015

Total deposits were $585.9 million at September 30, 2015, reflecting a $29.4 million increase when compared to deposits of $556.5 million at December 31, 2014. “The focus on loan growth naturally warrants a continued focus on deposit growth”, noted Van Ostenbridge. As a result of an increase in deposits, other borrowings decreased $17.2 million to $49.5 million at September 30, 2015.

The increase in subordinated debentures and subordinated notes reflects the previously announced completion of a $16.6 million issuance of fixed rate subordinated notes on August 28, 2015. The subordinated notes have a maturity date of August 28, 2025 and bear interest at the rate of 6.75% per annum. Using the net proceeds of the subordinated note issuance, on September 1, 2015, the Corporation repurchased the $15.0 million of preferred stock, thus ending the Corporation’s participation in the U.S. Department of the Treasury’s Small Business Lending Fund program (“SBLF”).

While tier 1 capital was impacted by the replacement of preferred stock with subordinated debt, which is considered tier 2 capital, regulatory capital levels, at September 30, 2015, continue to exceed the capital requirements for a “well capitalized” institution. The Corporation’s tier 1 leverage ratio was 7.66% (4% requirement) and total risk based capital ratio was 14.48% (8% requirement).

Operating Results

For the three and nine months ended September 30, 2015, the Corporation reported net interest income of $5.4 million and $16.3 million, respectively, compared to $5.3 million and $16.0 million for the corresponding prior year periods. The net interest margin for the current three and nine months ended September 30, 2015 was 3.21% and 3.34%, respectively, compared to 3.36% and 3.42% for the three and nine months ended September 30, 2014, respectively. The recent decline in net interest rate margin partially reflects the impact of the $16.6 million of subordinated notes previously discussed. While the cost of the subordinated notes adds to interest expense, on an after tax basis, such increase is approximately offset by the dividends that would have accrued at a rate of 4.56% on the preferred stock resulting in an overall neutral effect on net income available to common shareholders. Furthermore, beginning on March 1, 2016, and for all dividend periods thereafter, the dividend rate on the preferred stock would have been increased and fixed at 9%, making the issuance of the subordinated notes a positive impact to net income available to common shareholders in the future.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 5, 2015

Noninterest income for the three and nine months ended September 30, 2015 was $838,000 and $2.6 million, respectively, compared to $764,000 and $2.0 million for the same prior year periods. For the current year periods, fees and service charges reflect increases of $31,000 and $142,000 when compared to 2014. In addition, as a result of the Corporation returning to selling the majority of residential loan production, gains on sales of mortgage loans increased over the prior year three and nine month periods. For the nine months ended September 30 2015, noninterest income included gains of $152,000 from the sale of available for sale securities and $53,000 from the sale of other real estate owned. The prior year nine month period included a loss of $241,000 from the sale of nonperforming loans.

Noninterest expenses totaled $5.1 million and $15.3 million for the three and nine months ended September 30, 2015, relatively consistent with the $5.0 million and $15.2 million incurred for the three and nine months ended September 30, 2014, respectively.

Press Release - Midland Park NJ
Stewardship Financial Corporation continued	November 5, 2015

Asset Quality

Van Ostenbridge stated, “The credit metrics of our assets have improved and stabilized.” For the three and nine months ended September 30, 2015, results continue to be positively impacted by the Corporation recording negative provisions for loan losses of $400,000 and $1.1 million, respectively. For the prior year, the Corporation recorded a $250,000 provision for loan losses for both the three and nine months ended September 30, 2014. Nonperforming loans were $2.6 million, or 0.50% of total loans at September 30, 2015 compared to $3.6 million, or 0.76%, at December 31, 2014. Total nonperforming assets of $3.2 million, which includes other real estate owned, represented 0.45% of total assets at September 30, 2015 compared to 0.71% at December 31, 2014.

About Stewardship Financial Corporation

Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s tithe donations total $8.2 million.

We invite you to visit our website at www.asbnow.com for additional information.

The information disclosed in this document contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include: changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014

Selected Financial Condition Data:
Cash and cash equivalents	$16,025	$19,782	$21,035	$10,086	$10,850
Securities available for sale	86,994	90,850	94,553	124,918	138,255
Securities held to maturity	60,252	58,363	55,811	55,097	54,234
FHLB Stock	3,035	2,833	3,026	3,777	2,882
Loans receivable:
Loans receivable, gross	518,168	507,105	490,087	477,320	443,006
Allowance for loan losses	(8,805)	(9,299)	(9,600)	(9,602)	(10,094)
Other, net	(93)	(132)	(7)	(19)	(17)
Loans receivable, net	509,270	497,674	480,480	467,699	432,895

Loans held for sale	1,570	1,416	798	—	364
Other assets	30,503	30,273	30,114	31,974	33,072
Total assets	$707,649	$701,191	$685,817	$693,551	$672,552

Noninterest-bearing deposits	$151,078	$153,546	$141,406	$136,721	$140,345
Interest-bearing deposits	434,790	432,453	424,916	419,755	416,666
Total deposits	585,868	585,999	566,322	556,476	557,011
Other borrowings	49,500	45,000	50,000	66,700	46,800
Securities sold under agreements to repurchase	—	—	—	—	100
Subordinated debentures and subordinated notes	23,176	7,217	7,217	7,217	7,217
Other liabilities	2,087	2,123	2,166	4,189	4,166
Total liabilities	660,631	640,339	625,705	634,582	615,294
Shareholders' equity	47,018	60,852	60,112	58,969	57,258
Total liabilities and shareholders' equity	$707,649	$701,191	$685,817	$693,551	$672,552

Gross loans to deposits	88.44%	86.54%	86.54%	85.78%	79.53%

Equity to assets	6.64%	8.68%	8.77%	8.50%	8.51%

Asset Quality Data:
Nonaccrual loans	$2,574	$2,539	$2,798	$3,628	$4,434
Loans past due 90 days or more and accruing	—	—	—	—	—
Total nonperforming loans	2,574	2,539	2,798	3,628	4,434
Other real estate owned	587	219	320	1,308	2,090
Total nonperforming assets	$3,161	$2,758	$3,118	$4,936	$6,524

Nonperforming loans to total loans	0.50%	0.50%	0.57%	0.76%	1.00%
Nonperforming assets to total assets	0.45%	0.39%	0.45%	0.71%	0.97%
Allowance for loan losses to nonperforming loans	342.07%	366.25%	343.10%	264.66%	227.65%
Allowance for loan losses to total gross loans	1.70%	1.83%	1.96%	2.01%	2.28%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Selected Operating Data:
Interest income	$6,412	$6,069	$18,966	$18,400
Interest expense	993	791	2,628	2,440
Net interest and dividend income	5,419	5,278	16,338	15,960
Provision for loan losses	(400)	250	(1,100)	250
Net interest and dividend income
after provision for loan losses	5,819	5,028	17,438	15,710
Noninterest income:
Fees and service charges	541	510	1,577	1,435
Bank owned life insurance	103	100	300	302
Gain on calls and sales of securities	—	—	152	—
Gain on sales of mortgage loans	52	32	117	46
Loss on sales of loans	—	—	—	(241)
Gain on sales of other real estate owned	—	—	53	54
Other	142	122	439	374
Total noninterest income	838	764	2,638	1,970
Noninterest expenses:
Salaries and employee benefits	2,785	2,624	8,181	7,859
Occupancy, net	427	439	1,317	1,514
Equipment	175	167	496	530
Data processing	468	433	1,380	1,255
FDIC insurance premium	87	133	317	477
Other	1,183	1,193	3,588	3,554
Total noninterest expenses	5,125	4,989	15,279	15,189
Income before income tax expense	1,532	803	4,797	2,491
Income tax expense	532	251	1,658	707
Net income	1,000	552	3,139	1,784
Dividends on preferred stock	114	170	456	512
Net income available to common shareholders	$886	$382	$2,683	$1,272

Weighted avg. no. of diluted common shares	6,091,627	6,026,848	6,074,763	5,994,800
Diluted earnings per common share	$0.15	$0.06	$0.44	$0.21

Return on average common equity	7.58%	3.58%	7.88%	4.14%

Return on average assets	0.56%	0.33%	0.60%	0.36%

Yield on average interest-earning assets	3.80%	3.85%	3.87%	3.94%
Cost of average interest-bearing liabilities	0.79%	0.68%	0.72%	0.69%
Net interest rate spread	3.01%	3.17%	3.15%	3.25%

Net interest margin	3.21%	3.36%	3.34%	3.42%

Stewardship Financial Corporation

Selected Consolidated Financial Information

(dollars in thousands, except per share amounts)

(unaudited)

	For the three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2015	2015	2015	2014	2014
Selected Operating Data:
Interest income	$6,412	$6,360	$6,194	$6,534	$6,069
Interest expense	993	842	793	767	791
Net interest and dividend income	5,419	5,518	5,401	5,767	5,278
Provision for loan losses	(400)	(600)	(100)	(300)	250
Net interest and dividend income
after provision for loan losses	5,819	6,118	5,501	6,067	5,028
Noninterest income:
Fees and service charges	541	557	479	568	510
Bank owned life insurance	103	101	96	103	100
Gain on calls and sales of securities	—	—	152	165	—
Gain on sales of mortgage loans	52	55	10	26	32
Loss on sales of loans	—	—	—	—	—
Gain on sales of other real estate owned	—	—	53	9	—
Other	142	169	128	119	122
Total noninterest income	838	882	918	990	764
Noninterest expenses:
Salaries and employee benefits	2,785	2,688	2,708	2,738	2,624
Occupancy, net	427	423	467	420	439
Equipment	175	165	156	157	167
Data processing	468	459	453	447	433
FDIC insurance premium	87	117	113	103	133
Other	1,183	1,253	1,152	1,179	1,193
Total noninterest expenses	5,125	5,105	5,049	5,044	4,989
Income before income tax expense	1,532	1,895	1,370	2,013	803
Income tax expense	532	673	453	712	251
Net income	1,000	1,222	917	1,301	552
Dividends on preferred stock	114	171	171	171	170
Net income available to common shareholders	$886	$1,051	$746	$1,130	$382

Weighted avg. no. of diluted common shares	6,091,627	6,086,474	6,045,683	6,030,561	6,026,848
Diluted earnings per common share	$0.15	$0.17	$0.12	$0.19	$0.06

Return on average common equity	7.58%	9.25%	6.77%	10.41%	3.58%

Return on average assets	0.56%	0.71%	0.54%	0.75%	0.33%

Yield on average interest-earning assets	3.80%	3.91%	3.90%	4.04%	3.85%
Cost of average interest-bearing liabilities	0.79%	0.70%	0.67%	0.64%	0.68%
Net interest rate spread	3.01%	3.21%	3.23%	3.40%	3.17%

Net interest margin	3.21%	3.40%	3.41%	3.57%	3.36%